Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Beeline Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	6162	20-3937596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

188 Valley Street, Suite 225

Providence, RI 02909

(888) 810-5760

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nicholas R. Liuzza, Jr.

Chief Executive Officer

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

(888) 810-5760

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Harris, Esq.

Constantine Christakis, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

SUBJECT TO COMPLETION, DATED OCTOBER 21, 2025

PROSPECTUS

Beeline Holdings, Inc.

5,000,000 Shares of Common stock

This prospectus relates to the potential resale from time to time by C/M Capital Master Fund, LP (the “Selling Stockholder” or “C/M”) of up to 5,000,000 shares of common stock, par value $0.0001 per share, of Beeline Holdings, Inc (the “Company,” “Beeline,” “we,” “our” or “us”). The shares of common stock to which this prospectus relates consist of shares that have been or may be issued by us to the Selling Stockholder pursuant to an Amended and Restated Common Stock Purchase Agreement, dated as of March 7, 2025, as amended on September 8, 2025, by and between us and the Selling Stockholder (the “Purchase Agreement”), establishing an equity line of credit (such transaction, the “ELOC”). See “The Purchase Agreement” at page 11 for a description of the Purchase Agreement and the transactions contemplated thereby. This prospectus relates to the offer and sale of up to 5,000,000 shares of common stock which may be sold to and offered by the Selling Stockholder pursuant to the Purchase Agreement. The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Stockholder under the Purchase Agreement. We will not receive any proceeds from the sales of the above shares of our common stock by the Selling Stockholder; however, we will receive proceeds under the Purchase Agreement if we sell shares to the Selling Stockholder. As of the date of this prospectus, the remaining unsold commitment amount under the Purchase Agreement is $12,500,000.

Our common stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BLNE.” On October 17, 2025, the last reported sale price of our common stock on Nasdaq was $3.22 per share.

The Selling Stockholder may sell all or a portion of the shares of our common stock acquired under the Purchase Agreement on Nasdaq or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and markdowns, if any, attributable to its sale of shares of our common stock. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of common stock being registered pursuant to this prospectus. The Selling Stockholder is an underwriter under the Securities Act of 1933 (the “Securities Act”) with respect to the resale of shares sold by it on Nasdaq.

We and the Selling Stockholder have agreed that the maximum total number of shares to be sold by the Selling Stockholder under the Purchase Agreement pursuant to this prospectus is 5,000,000 shares of common stock. This amount does not include the total of 5,694,515 shares of common stock previously sold under the Purchase Agreement.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information”, carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2025.

Table of Contents

On March 12, 2025, Beeline Holdings, Inc. implemented a one-for-10 reverse stock split of its common stock. All share and per share data has been retrospectively adjusted to give effect to the stock split.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The Selling Stockholder is not offering to sell or seeking offers to buy securities in jurisdictions where offers and sales are not permitted. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time-to-time, offer and sell the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the information incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Stockholder have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used in this prospectus, the terms the “Company,” “Beeline,” “we,” “us,” “our,” and similar terms refer to Beeline Holdings, Inc., a Nevada corporation and our consolidated subsidiaries.

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus includes forward-looking statements including, but not limited to, statements regarding our liquidity, anticipated capital expenditures, and expected sales to the Selling Stockholder.

In addition to forward-looking statements identified in the incorporated documents, this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the growth of digital mortgage solutions, BlinkQC’s plans, BeelineEQUITY’s future opportunities, the amount of money we receive from C/M, our use of proceeds, our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

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PROSPECTUS SUMMARY

Background of Beeline

Beeline is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island.

October 7, 2024 Merger

On September 4, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger”) with Bridgetown Spirits Corp. (“Bridgetown Spirits”) and Beeline Financial Holdings, Inc. (“Beeline Financial”). The Merger closed on October 7, 2024. On March 12, 2025, the Company changed its name to Beeline Holdings, Inc. (the “Company).

Beeline Financial was incorporated in Delaware on July 1, 2020 via a merger with Beeline Financial Holdings, Inc., a Rhode Island corporation founded on September 20, 2018.

In connection with the Merger, Beeline also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its business. Beeline subsequently sold its remaining majority interest in Bridgetown Spirits in July 2025, in order to focus on its mortgage lending and related businesses. See “Recent Sales of Unregistered Securities.”

Business Overview

Through its subsidiaries, Beeline operates a full-service, direct-to-consumer digital mortgage lender specializing in conventional conforming and non-conforming residential first-lien mortgages, a title provider offering title, escrow, and closing services, and a technology platform licensing a proprietary software-as-a-service (“SaaS”) product. Additionally, its Beeline Loans, Inc. (“Beeline Loans”) subsidiary, supports a fractional sale of real estate in partnership with another company, which uses cryptocurrency backed by residential real estate. Beeline Title Holdings, Inc. (“Beeline Title”), another subsidiary, handles the settlement and title portions of these transactions for its client, who is minting the token. Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement.

The Company’s consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries, Beeline Financial, Beeline Title, Beeline Mortgage Holdings, Inc. (“Beeline Mortgage”), Beeline Labs, Inc., and Beeline Loans Pty Ltd.

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Beeline Financial

Beeline Financial’s performance is influenced by several key factors, including fluctuations in interest rates, economic conditions, housing supply, technological advancements, and its ability to acquire and retain customers. Interest rate changes have a direct impact on mortgage loan refinancing and overall mortgage loan volume. In a declining interest rate environment, refinancing activity typically increases, whereas rising interest rates tend to reduce refinancing and home purchase transactions. However, higher rates can also drive demand for cash-out refinancings and home equity loans. Following a prolonged period of historically low rates, interest rates began to rise in April 2021 due to inflation, increases in the federal funds rate, and other monetary policies. This upward trend, significantly reduced mortgage market activity and the pool of borrowers who could benefit from refinancing. Additionally, higher rates discourage homebuyers from entering the market and lead to a more competitive lending environment, compressing margins and reducing origination volumes.

The broader economic environment plays a crucial role in mortgage lending activity. Interest rate movements, employment trends, home price appreciation, and consumer confidence all affect mortgage origination volumes. Typically, home sales peak in the second and third quarters, but in 2022 and 2023, rising interest rates and ongoing housing supply constraints disrupted these seasonal trends. Despite steady consumer demand for credit, high interest rates and economic uncertainty may cause borrowers to delay financing decisions, leading to fluctuations in Beeline’s revenue and financial performance.

Limited housing supply has constrained home purchase activity. Rising interest rates have further exacerbated this issue by increasing home prices, reducing affordability, and discouraging transactions. However, Beeline believes that persistent imbalances between supply and demand will ultimately drive greater home construction, expanding housing inventory and stimulating future mortgage activity.

Beeline Financial’s ability to attract and retain customers depends on delivering a seamless and competitive digital mortgage experience. The shift toward digital transactions, accelerated by the COVID-19 pandemic, has increased consumer willingness to engage in high-value online purchases, including mortgage applications. Beeline Financial’s platform is designed to provide a convenient and efficient digital experience, positioning it favorably against traditional mortgage origination methods. With Millennial and Generation Z homeownership rates on the rise, Beeline Financial anticipates continued growth in demand for digital mortgage solutions.

Technological innovation remains central to Beeline Financial’s strategy. Beeline Financial’s proprietary technology enhances efficiency, reduces costs, and improves loan processing quality. By automating key origination tasks, Beeline Financial streamlines interactions for consumers, employees, and partners. Its intuitive digital interface minimizes reliance on paper applications and manual processes, enabling faster and more efficient loan transactions. Continued investment in automation and technology development will further reduce production costs and enhance customer acquisition efforts.

Customer acquisition is another critical component of Beeline Financial’s success. Beeline Financial aims to expand its reach while providing a highly personalized digital experience. If traditional customer acquisition methods prove insufficient, especially in challenging market conditions, Beeline Financial may need to invest additional resources in sales and marketing to maintain growth. Increased marketing expenditures could elevate service costs, making it essential to balance customer acquisition efforts with cost efficiency.

In the ordinary course of Beeline Financial’s operations, it finances the majority of its loan volume on a short-term basis, typically less than 10 days, mainly utilizing warehouse lines of credit. In October 2025, Beeline expanded its warehouse lines to $25 million tripling its prior $5 million line and adding two new $5 million lines with new lenders. The repayments of Beeline Financial’s borrowings come from the revenue generated by selling its loans to a network of purchasers. Other than the warehouse lines of credit, Beeline has no outstanding indebtedness having repaid or converted over $7,500,000 since the beginning of 2025.

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In 2024, Beeline Financial made significant investments in its platform to leverage mortgage origination opportunities, despite overall lower volumes compared to 2020 and 2021 due to fluctuating interest rates. In the fourth quarter of 2024, a temporary decline in the 10-year Treasury rate drove a notable increase in loan originations, reinforcing our belief that interest rates, housing supply, and affordability will remain key factors influencing future volume. Additionally, Beeline Financial has expanded its focus on its business to business (“B2B”) SaaS strategy, which is also subject to macroeconomic conditions.

To measure operational efficiency and growth, we track a range of performance metrics in our lending and title businesses, including production data. Beeline Loans, the principal operating subsidiary of Beeline Financial, uses data to track margin and gain-on-sale revenue. Beeline Title uses data to track file revenue. Beeline uses industry tools to benchmark its margin and note rates against the broader mortgage origination market. We also evaluate key business drivers for Beeline Financial subsidiaries, such as Beeline Labs, by monitoring revenue, unit sales, and SaaS (B2B) growth potential. Additionally, we assess customer acquisition costs and profitability per loan to optimize financial performance. These key indicators help gauge progress toward our strategic and long-term growth objectives.

Beeline Labs

In July 2025, Beeline Labs, launched BlinkQC, a SaaS platform designed to automate pre-close quality control (“QC”) reviews for mortgage loan files. Beeline Labs has been beta testing BlinkQC in its own operation and will use BlinkQC for its pre-close QC. Later this year, Beeline Labs plans to license BlinkQC as a SaaS to other mortgage companies. BlinkQC uses artificial intelligence to ingest loan document packages, extract and validate data, apply customizable rule sets, and generate compliance reports.

The initial release supports conventional loan packages and is offered on a flat rate per package. Based on current cost estimates, the product is expected to achieve gross margins of approximately 50%. Future enhancements, including FHA/VA loan support and integrations with loan origination systems, are in development.

Management believes BlinkQC will improve QC efficiency for mortgage lenders and represents a potential source of incremental revenue for the Company.

BeelineEQUITY

On June 25, 2025, Beeline Title closed, what it believes to be one of the first-ever fractional sale of home real estate transactions funded through the sale of a cryptocurrency with a related party partner who will fund these transactions for us through the sale of a cryptocurrency token which is backed by real property. In essence, the partner solicits homeowners to sell up to a 49% interest in a home using funds it raises from the sale of a cryptocurrency token. While neither the Company, nor its subsidiaries, mints the token, Beeline Title handles the settlement and title portions of these transactions for its partner, who is minting the token (see below for more information about this company). The June 2025 transaction marked a major milestone in the evolution of blockchain-driven real estate finance, bridging decentralized finance with traditional title and escrow services. In the fourth quarter of 2025, Beeline Loans will provide customer acquisition services and support to the partner and Beeline Title will provide the title and closing services for each transaction—unless the seller elects to use an outside title company. Importantly, Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement. The Company’s partner is co-owned by the Company’s Chief Executive Officer, Nicholas Liuzza. As such, the partner is a related party of the Company.

As of the date of this prospectus, we have derived $12,377 of revenue from this business. We provide title insurance services and an owner’s title policy to the Company’s partner as the buyer of the fractional equity. Beeline Title does not assume any unusual liability in favor of the related party. Beeline Title simply transacts in the normal course of business on these purchase transactions, issuing the owner’s title insurance policy and acting as settlement/escrow agent. In any title transaction, the title agency will incur liability for potential losses under the title policy if the underlying title work is faulty for any reason or fraud or other errors exist that could not have been discovered at the time of policy issuance. Beeline Title has Errors and Omissions insurance in addition to other insurance coverages for any such issues.

Corporate Information

Our principal executive offices are located at 188 Valley Street, Suite 225, Providence, Rhode Island and our telephone number is (888) 810-5760. Our Internet website address is www.makeabeeline.com. Information contained on our corporate websites does not constitute part of this prospectus.

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The Offering

Common Stock offered by us	Up to 5,000,000 shares of common stock for an aggregate gross offering price of up to $12,500,000. On October 17, 2025, our common stock closed at $3.22 per share. The actual sales prices will be based on certain factors related to our future market prices and volume. See “The Purchase Agreement” at page 11. The actual number of shares issued in connection with this offering will vary depending on how many shares of common stock we choose to sell to the Selling Stockholder.

Common Stock outstanding after this offering	27,790,592 shares.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $12,500,000 from the sale of shares to the Selling Stockholder pursuant to the Purchase Agreement and this Prospectus. Because of the amount of proceeds we may receive is based on our future stock prices and volume, the amount of proceeds we will receive may be less. Beeline will use the proceeds from sales under the Purchase Agreement for working capital and general corporate purposes and as disclosed under “Use of Proceeds” at page 13.

Nasdaq Capital Market symbol	“BLNE”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus and incorporated by reference into this prospectus, and the other reports incorporated by reference into the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares common stock to be outstanding immediately after this offering is based on 27,790,592 shares of common stock outstanding as of October 17, 2025 and excludes, as of that date:

●	An estimated 3,316,646 shares of common stock underlying outstanding convertible preferred stock;

●	6,159,514 shares of common stock issuable upon the exercise of outstanding warrants;

●	29 shares of common stock issuable upon the exercise of outstanding stock options; and

●	Up to 1,957,140 shares of common stock available for issuance pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan and grants thereunder.

The share amounts and prices do not give effect to (i) an estimated 5,868 warrants with an exercise price of $231.20 per share which we are obligated to issue to former Beeline Financial warrant holders as a result of the Merger, or (ii) potential adjustment to the numbers of conversion and exercise prices and underlying shares pursuant to provisions in the respective securities described herein.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

Risks Related to the Purchase Agreement with C/M

The sale or issuance of our common stock to C/M will create dilution to our other stockholders and the sale of the shares of common stock acquired by C/M, or the perception that such sales may occur, could cause the price of our common stock to fall.

Pursuant to the Purchase Agreement with C/M, C/M has committed to purchase up to $12,500,000 of our common stock. The maximum total number of shares to be sold by the Selling Stockholder hereunder is 5,000,000 shares of common stock. The shares of common stock that may be sold pursuant to the Purchase Agreement may be sold by us to C/M at our discretion from time-to-time. The purchase price for the shares that we may sell to C/M under the Purchase Agreement will fluctuate based on the price of our common stock and will be at a discount to the market prices of the common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. Additionally, the amount that we may sell to C/M will be limited to the daily trading dollar volume on the day of, or day before, the applicable sale which we refer to as “put.” If the trading volume and/or price of our common stock is low, our ability to raise capital under the Purchase Agreement will be limited and/or it will take an extensive time to raise capital, which could prove harmful to us and our ability to meet our working capital and operational needs through use of the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares to C/M, subject to the conditions set forth in the Purchase Agreement. We also issued to C/M 573,925 shares of Series G Convertible Preferred Stock as commitment shares pursuant to the Purchase Agreement, which as adjusted are convertible into up to 175,271 shares of common stock at C/M’s election, subject to beneficial ownership limitations. The total of 5,175,271 shares of common stock issuable under the Purchase Agreement and pursuant to the Series G issued thereunder, would represent approximately 19% of total number of shares of our common stock outstanding as of October 17, 2025. See also “Capitalization” beginning on page 14.

C/M may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement in connection with our rights to direct C/M’s purchases at our discretion and, after it has acquired shares, C/M may sell all, some or none of those shares. Therefore, sales to C/M by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to C/M, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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Further, certain of our outstanding derivatives securities, including convertible preferred stock and warrants, contain anti-dilution price protection provisions which provide for adjustments to conversion and exercise prices, and an increase in the shares underlying such securities, if we sell shares at a per share price below the applicable conversion or exercise price. Therefore, if we issue shares at prices that are lower than these conversion and exercise prices, these conversion prices will automatically be lowered to the new lower sale price. This would cause additional dilution to our common stockholders and result in our receiving less cash upon exercise of warrants. Additionally, because the Company hopes to avoid such an outcome, our ability to raise capital under the ELOC will be limited to the extent our common stock trades near or below these prices.

By virtue of the terms of the Purchase Agreement, it is not possible to predict the number of shares we will sell nor the prices at which we will sell the shares under the Purchase Agreement, nor the consequences (including dilution to existing stockholders) which may result therefrom.

We may not be able to access sufficient funds under the Purchase Agreement with C/M when needed.

Our ability to use the put and sell shares to C/M and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may sell shares to C/M, restrictions on the amounts we may sell to C/M at any one time, and a limitation on our ability to sell shares to C/M to the extent that it would cause C/M to beneficially own more than 4.99% of our outstanding common stock. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $12,500,000 under the Purchase Agreement.

We elected to enter into the Purchase Agreement with C/M as a means to access capital quickly as market conditions permit. The extent we rely on C/M as a source of funding will depend on a number of factors including, the prevailing market price and trading volume of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from C/M were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell the maximum amount of $12,500,000 of shares of common stock to C/M under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it or expose us to substantial restrictive covenants or limitations, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management might apply the net proceeds from sales by us to C/M under the Purchase Agreement in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from our sales of shares under the Purchase Agreement for working capital and general corporate purposes and may use such proceeds for other uses such as strategic transactions and/or initiatives. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

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Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to C/M. If and when we do elect to sell shares of our common stock to C/M pursuant to the Purchase Agreement, after C/M has acquired such shares, C/M may resell all, some or none of such shares at any time or from time-to-time in its discretion and at different prices. As a result, investors who purchase shares from C/M at different times will likely pay different prices for those shares. Investors may experience a decline in the value of the shares they purchase from C/M as a result of future sales made by us to C/M at prices lower than the prices such investors paid for their shares in this offering.

Risks Related to Our Financial Position and Common Stock

Because there is doubt as to the Company’s ability to continue as a going concern, we may not be successful and our ability to continue our operations is in doubt unless we can access sufficient working capital within the timeframe needed.

The Company has limited capital and substantial accumulated deficit as of the date of this prospectus. We do not have sufficient working capital and cash flows for continued operations for at least the next 12 months, which raises a risk of our potential inability to continue as a going concern. Our continued existence is dependent upon our obtaining the necessary capital to meet our expenditures, and we can provide no assurance that we will be able to raise adequate capital to meet our future working capital needs.

The market price of our shares of common stock is subject to volatility, which could result in substantial losses to investors.

The market price of shares of our common stock may fluctuate and has fluctuated significantly in response to factors, some of which are beyond our control, including:

●	the impact of interest rates on Beeline’s business;
●	our liquidity;
●	our common stock remaining listed on Nasdaq;
●	expansion of our business;
●	our success in implanting our SaaS and BeelineEQUITY businesses;
●	our ability to increase our business and reduce expenses;
●	actual or anticipated variations in operating results;
●	additions or departures of key personnel including our executive officers;
●	the impact of geopolitical conflicts like the wars in Ukraine and Israel and the actions taken by the Trump administration on the economy including tariffs;
●	the possibility of a recession or market down-turn;
●	cybersecurity attacks or data privacy issues involving our products or operations;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;
●	adverse regulatory developments; or
●	general market conditions including factors unrelated to our operating performance.

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Recently, the stock market, in general, has experienced extreme price and volume fluctuations due to, among other factors, concerns involving the actions of the Trump administration, rate of inflation, the Federal Reserve decisions on interest rates particularly in the short term, the impact of tariffs and trade wars and the outcome of the tariff litigation, supply chain shortages, recession fears, and geopolitical turmoil including the wars in Ukraine and the Middle East. The ongoing discourse on the conflicts in Ukraine and Israel are evidence of the political uncertainties. These and other factors have contributed to extreme volatility in the stock market thus far in 2025. Continued market fluctuations could result in extreme market volatility in the price of our common stock which could cause a decline in the value of our common stock below its recent prices.

Although the stock market is at record highs, there are a number of underlying economic and geopolitical risks that could result in an adverse economic outlook that could affect our prospects. For example, while it appears that the Federal Reserve may reduce interest rates by 0.25%, there is the potential that combined with ongoing tariffs and uncertainties arising from certain litigation, the economy may face another inflationary spike. Further, there have been signs of declining consumer sentiment, reduced demand (including for real property) and other factors that could result in a decline in the capital markets and the U.S. economy. Ultimately the economy may deteriorate into a recession with uncertain and potentially severe impacts upon the public capital markets and us. Among the potential consequences could be a substantial decline in stock prices including ours, a reduction in demand for securities of public companies (which may be more prevalent for smaller companies such as us) and more difficulty for us to raise capital we need and accessing capital on favorable terms or at all as a result. These and related consequences could also impact our vendors which could have negative impacts on us and our operations. We cannot predict how this will affect our business, but the impact may be material and adverse.

A failure to maintain our Nasdaq listing could negatively impact our future capital-raising abilities.

In 2024, the Company failed to comply with two applicable Nasdaq Listing Rules and received non-compliance letters. One letter was financial in nature. The Company was notified that Nasdaq is continuing to monitor its compliance with Nasdaq Listing Rule 5550(b)(1), which requires a listed company to maintain stockholders’ equity of at least $2.5 million (the “Stockholders’ Equity Rule”). While the Company has since regained compliance with the Stockholders Equity Rule as the result of its merger with Beeline Financial, there can be no assurances that we will not violate such rule again in the future. The second deficiency relates to the minimum bid price being below $1.00. While we effected a reverse stock split at a ratio of 1-for-10 to increase our stock price in March 2025, there are no assurances that this reverse split and other events will allow us to maintain the minimum bid price required to comply with Nasdaq’s rules in the future. In addition, a new Nasdaq rule recently took effect which precludes listed issuers that have already effected a reverse split within the prior one-year period from receiving a grace period for bid price deficiencies. Prior to the rule taking effect, such issuers would receive the general 180-day grace period to cure a bid price deficiency (plus the potential for an additional 180-day extension at the end of such initial grace period) to regain compliance with the minimum bid price requirement. Therefore, if the trading price of our common stock is below $1.00 for 30 consecutive trading days, before March 12, 2026, it would result in us receiving an immediate delist notice from Nasdaq without any 180-day grace period to regain compliance. Additionally, the new Nasdaq rule also provides that a reverse split cannot be used to cure a bid price deficiency if there have been one or more reverse splits within a two-year period and the combined ratios of such reverse splits are 250:1 or greater. These new rules will make it difficult to cure a bid price deficiency if the timing and circumstances are such that we cannot obtain a grace period or otherwise take the necessary actions and obtain the required approvals to effect a reverse split before a bid price deficiency occurs. If the Company’s common stock is delisted it would negatively impact the Company’s ability to raise capital and negatively impact our stockholders’ ability to trade their common stock.

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THE PURCHASE AGREEMENT

Overview

On December 31, 2024, we entered into the Purchase Agreement with the Selling Stockholder, as amended and restated on March 7, 2025, pursuant to which the Selling Stockholder has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations). Also on December 31, 2024, we entered into a Registration Rights Agreement, as amended and restated on March 7, 2025, with the Selling Stockholder, pursuant to which we agreed to file a registration statement with the SEC to register the Selling Stockholder’s resale of shares of common stock issuable by us pursuant to the Purchase Agreement. In addition, pursuant to the Purchase Agreement, we issued C/M 573,925 shares of Series G Convertible Preferred Stock (“Series G”), (representing commitment shares valued at 1.5% of the original maximum ELOC amount), which were registered under the Form S-3. We initially used our Form S-3 under which the Selling Stockholder sold $7,500,000 of our common stock.

On September 8, 2025, we amended the Purchase Agreement to increase the commitment amount by $10,000,000, to maximum total sales of up to $20,000,000, and to remove minimum closing price conditions for effecting purchases under the Purchase Agreement. As a result, we may now sell up to $12,500,000 under the Purchase Agreement (after giving effect to prior sales). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $12,500,000, subject to certain limitations including the Selling Stockholder’s 4.99% beneficial ownership limitation.

The Purchase Agreement and the sale of up to $20,000,000 of shares of common stock thereunder was approved by the Company’s stockholders at a special meeting on March 7, 2025.

The Purchase Agreement essentially gives us the right to put (or offer to sell) common stock to C/M as described below. Specifically, the purchase and sale terms provided for by the Purchase Agreement are summarized as follows:

(i)	Fixed Purchase. On any business day, the Company has the right to direct C/M to purchase shares of common stock at a purchase price equal to 95% of the lower of (A) the daily volume weighted average price (“VWAP”) of the Company’s common stock for the five trading days immediately preceding the applicable purchase date for such Fixed Purchase and (B) the lowest trading price of a share of common stock on such date; provided that if the closing price of the common stock on such date is lower than such purchase price, then the purchase price shall be reduced to equal such closing price, and provided further that such purchases shall be subject to a daily limitation of $200,000;

(ii)	VWAP Purchase. On any business day, the Company has the right to direct C/M to purchase common stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $2,500,000; and

(iii)	Additional VWAP Purchase. In addition to the foregoing, the Company also has the right to direct C/M to purchase common stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $2,500,000.

The foregoing purchase terms are subject to certain conditions and limitations, including daily volume and dollar amount limitations with respect to each type of purchase described above within a given day, and a 4.99% beneficial ownership limitation with respect to C/M’s ownership of the Company’s common stock.

The Company agreed to comply with certain covenants and conditions under the Purchase Agreement, which are set forth therein.

Unless earlier terminated as provided under the Purchase Agreement, the Purchase Agreement shall terminate automatically on the earliest to occur of (i) the expiration of the registration statement of which this prospectus forms a part pursuant to Rule 415(a)(5) of the Securities Act, (ii) the date on which C/M shall have purchased the maximum amount pursuant to the Purchase Agreement, (iii) the date on which the Company’s common stock shall have failed to be listed or quoted on The Nasdaq Capital Market or on another national securities exchange, (iv) 30 trading days following commencement of bankruptcy proceedings, and (v) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

In addition, the Company may terminate the Purchase Agreement by giving C/M, one trading day’s prior written notice, and C/M may terminate the Purchase Agreement by giving the Company 10 trading’s days’ prior written notice upon the occurrence of certain specified events which more particularly set forth in the Purchase Agreement, including any failure to maintain the effectiveness of a registration statement registering the resale of the shares of common stock issuable under the Purchase Agreement, failure to maintain listing of the common stock on a national securities exchange, and the occurrence of certain other enumerated events.

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Side Letter Agreement and Potential Future Changes

The Company and C/M entered into a side letter agreement pursuant to which the parties agreed that (i) any commitment shares required to be issued under the Purchase Agreement will be in the form of Series G, and (ii) that the Company may make changes to the Purchase Agreement if recommended by its counsel and reasonably satisfactory to C/M and its counsel, including based on the Company and its counsel’s review and revision of the representations and warrants and covenants set forth therein. Amended and restated versions of the Purchase Agreement and related Registration Rights Agreement were executed on March 7, 2025 pursuant to the side letter agreement. On December 31, 2024, we issued 573,925 shares of Series G to C/M, convertible into a total of 175,271 shares of common stock.

Amendment to Purchase Agreement

On September 8, 2025, we entered into an agreement with C/M to amend the Purchase Agreement to add an additional $10,000,000 to the commitment amount and to make certain additional changes including removing the minimum prices for Fixed Purchases and VWAP Purchases. As a result of this, the current commitment amount under the Purchase Agreement is now $12,500,000.

Additionally, we and the Selling Stockholder agreed that the maximum total number of shares to be sold by the Selling Stockholder under the Purchase Agreement pursuant to this prospectus is 5,000,000 shares of common stock. This amount does not include the total of 5,694,515 shares of common stock previously sold under the Purchase Agreement.

Registration Rights Agreement

In connection with the Purchase Agreement, on March 7, 2025 the Company also entered into an Amended and Restated Registration Rights Agreement with C/M pursuant to which the Company agreed to register C/M’s resale of the shares of common stock issuable under the Purchase Agreement (such shares, the “ELOC Shares”) on a registration statement on Form S-1 or S-3 filed with the SEC within 30 days of the Company filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and to cause such registration statement to be declared effective the earlier of (A) the 60th day following the date on which the Company was required to file such registration statement, if such registration statement is subject to review by the SEC, and (B) the third business day following the date the Company is notified by the SEC that such registration statement will not be reviewed. Like the Purchase Agreement, these terms are subject to change pursuant to the side letter agreement. C/M has agreed to waive the timing discussed in this paragraph but not the obligation.

The Company used its Form S-3 to cover the initial $7,500,000 it sold which consisted of 5,694,515 shares at prices ranging from $0.63 to $6.70 per share. This prospectus covers C/M’s sales of up to 5,000,000 shares of common stock for total gross proceeds of up to $12,500,000.

Commitment Shares

Under the Purchase Agreement, the Company agreed to issue to C/M “Commitment Shares” in the form of shares of Series G convertible into a number of shares of common stock having a value of 1.5% of the maximum ELOC amount. The Company issued 573,925 shares of Series G as the Commitment Shares pursuant to this requirement. On December 31, 2024, in a separate private placement an affiliate of C/M purchased 294,118 shares of Series G and 144,834 accompanying Warrants exercisable at $0.66 per share in exchange for $150,000.

The above descriptions of certain material terms of the Purchase Agreement, Registration Rights Agreement and side letter agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements, which are included as exhibits to the Company’s filings with the SEC and are incorporated herein by reference.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholder. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. We may receive up to $12,500,000 in aggregate gross proceeds from sales of shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We intend to use the proceeds for working capital and other general corporate purposes and possibly for strategic transactions and strategic initiatives. As of the date of this prospectus, we are not engaged in negotiating any strategic transaction or initiative. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

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CAPITALIZATION

Assuming no further capital raising (other than the up to $12,500,000 in sales under the ELOC to which this prospectus relates), our common stock and preferred stock and derivative securities outstanding, on a fully-diluted basis, after giving effect to the sale of common stock, consist of the following:

Class, Series or Type	Number of Shares of Common Stock (Fully Diluted) (1)	Percentage on as Converted Basis
Common Stock	22,790,592	64.3%
Series A (2)	-	-
Series B	4,032	*
Series D	-	-
Series E (3)	800,000	2.3%
Series F (4)	280,097	*
Series F-1 (4)	2,087	*
Series G (5)	394,686	1.1%
Warrants (6)	6,159,514	17.4%
Common Stock Offered Hereby (7)	5,000,000	14.1%
Total	35,431,008	100%

*Less than 1%.

(1) Does not include an estimated 5,868 warrants which we are obligated to issue to former Beeline warrant holders, as a result of the Merger. Also does not give effect to potential adjustment to the numbers of underlying shares pursuant to provisions in the respective securities listed in the table and in this footnote. The common stock does not give effect to the up to 1,957,140 shares issuable under the Plan.

(2) Does not include an estimated 1,835,744 shares of common stock issuable upon conversion of 6,425,102 shares of Series A issued to an affiliate of C/M based on an assumed conversion price of $1.75 per share, which shares of Series A become convertible on July 23, 2026 unless earlier redeemed by the Company.

(3) Estimated based on the floor price of $2.50 per share for conversions of certain shares of Series E Convertible Preferred Stock pursuant to a side letter agreement entered into with the holders on November 14, 2024. The actual number of shares underlying such preferred stock may be lower in accordance with the conversion formula set forth in such side letter agreements.

(4) Does not give effect to special adjustment provisions set forth in the Certificate of Designation of the Series F and Series F-1. See “Description of Capital Stock - Series F and F-1 Special Adjustment Feature” at page 22.

(5) Based on the conversion price of $1.67 per share, as adjusted.

(6) Certain of these warrants are based on the exercise price as adjusted to $0.66 and proportionate adjustment to the number of shares, which is subject to shareholder approval.

(7) Represents the number of shares of common stock being offered hereby.

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MARKET INFORMATION

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BLNE.”

On October 17, 2025, the last reported sale price of our common stock on Nasdaq was $3.22 per share. As of October 17, 2025, we had approximately 201 stockholders of record. As of that date, a total of 16,002,856 shares of our common stock were held in street name by additional beneficial owners. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by C/M of any or all of the shares of common stock that may be issued by us to C/M under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “C/M Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with C/M on March 7, 2025 in order to permit the Selling Stockholder to offer the shares for resale from time-to-time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as disclosed elsewhere in this prospectus or the information incorporated by reference herein (which include C/M and its affiliates’ roles as investor or lender in previous transactions with the Company and Beeline Financial) C/M has not had any material relationship with us within the past three years, except for an affiliate’s lending money to us (and prior to October 7, 2024 to Beeline Financial). Those loans to Beeline Financial were exchanged for Beeline preferred stock which resulted in the issuance of the Series F Convertible Preferred Stock and Series F-1 Convertible Preferred Stock, (the “Series F”) in the October 7, 2024 Merger. In addition, an affiliate of C/M purchased $150,000 in the Series G offering on December 31, 2024.

On November 14, 2024, two affiliates of C/M were the lead investors in a $1,938,000 offering of Secured Notes due March 14, 2025. As part of the Secured Note loans, the affiliates lent us $448,333 and received 10,094 Pre-funded Warrants, subject to adjustment. In addition, on November 14, 2024, the one affiliate exchanged $448,333 of stated value of Series F for a $448,333 Secured Note due originally on March 14, 2025 which was substantially identical to the other Secured Notes sold to other investors except its security interest was subordinated to the lenders of $1,938,000. C/M’s affiliates’ Notes were extended in exchange for a 10% increase to the principal.

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By letter agreement dated April 14, 2025, the Company agreed to extend the Secured Notes held by two affiliates of C/M to May 14, 2025 and agreed that if paid off after April 29th but on or prior to May 13, 2025 an additional 5% would be due. On May 12, 2025, the Company entered into a letter agreement with the two affiliates of C/M. The Company agreed to extend the Maturity Date of the Secured Notes to August 14, 2025. On June 26, 2025, the Company amended $986,333 of the Secured Notes by making them into convertible common stock at $1.32 per share. The Secured Notes were later converted to common stock.

On May 13, 2025, a third affiliate of C/M lent the Company $250,000 in exchange for a $250,000 Promissory Note due July 13, 2025. This note was subsequently repaid.

On July 23, 2025, the Company entered into a letter agreement with an affiliate of C/M under which the Company agreed that the affiliate could exchange $4,212,551 of stated value of Series F and Series F-1 for new series of Series A Convertible Redeemable Preferred Stock (the “Series A”) with a stated value equal to $4,212,551. The Company issued the C/M affiliate 8,425,102 shares of Series A. The Series A votes with the common stock on an as-converted basis, subject to a 4.99% beneficial ownership limitation. For further information on the Series A, see “Description of Capital Stock – Series A.”

We previously sold 5,694,515 shares of common stock for total gross proceeds of $7,500,000 to C/M under the Purchase Agreement in 2025.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of October 17, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus. As stated elsewhere in this prospectus, our stockholders approved using the ELOC for $20,000,000, of which $7,500,000 was previously sold. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange act of 1934 (the “Exchange Act”), and includes shares of common stock with respect to which the Selling Stockholder has voting and/or investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 22,790,592 shares of our common stock outstanding on October 17, 2025. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, and on the applicable Additional VWAP Purchase Date, with respect to an Additional VWAP Purchase, the number of shares that may actually be sold by the Company to C/M under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)	(3)	Number(3)	Percent(2)
C/M Capital Master Fund LP (4)	1,137,251	4.99%	5,000,000	1,459,583	4.99%

(1)	This number represents shares of common stock issuable under the following securities, each of which are subject to a 4.99% beneficial ownership limitation: (i) 265,271 shares of common stock underlying shares of Series G, which includes the 573,924 shares of Series G we issued to C/M pursuant to the Purchase Agreement and 294,118 shares of Series G purchased by an affiliate of C/M on December 31, 2024, (ii) 144,834 Warrants to purchase common stock purchased by an affiliate of C/M, and (iii) an estimated 1,835,744 shares of common stock underlying Series A acquired by an affiliate of C/M in exchange for Series F and F-1 in July 2025, which Series A becomes convertible on July 23, 2026. These amounts give effect to certain conversion and exercise price and share adjustments following shareholder approval for such adjustments at our Annual Meeting of Stockholders that was held on October 2, 2025. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering shares that C/M may be required to purchase under the Purchase Agreement, because of the 4.99% beneficial ownership limitation and the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of C/M’s control, including the registration statement that includes this prospectus remaining effective. Furthermore, the Fixed Purchases, VWAP Purchase, or Additional VWAP Purchase, as applicable, of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to C/M to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by C/M, would cause C/M’s beneficial ownership of our common stock to exceed the 4.99% beneficial ownership limitation.

(2)	Applicable percentage ownership is based on 22,790,592 shares of our common stock outstanding as of October 17, 2025.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. Each of Messrs. Walsh and Juchno disclaim any beneficial ownership of these shares. The business address of C/M is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

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PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the C/M. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

C/M is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the resale of shares sold by it.

C/M has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. C/M has informed us that each such broker-dealer will receive commissions or markdowns from C/M that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

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We may from time-to-time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to C/M 573,925 shares of Series G convertible into an equivalent number of shares of common stock (subject to certain adjustments) as Commitment Shares in accordance with the Purchase Agreement. In connection with the initial $7,500,000 of common stock under the original Purchase Agreement, we have also paid to C/M $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by C/M, including the legal fees and disbursements of C/M’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

We also have agreed to indemnify C/M and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. C/M has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by C/M specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We estimate that the total expenses for the offering will be approximately $35,000.

C/M has represented to us that at no time prior to the date of the Purchase Agreement has C/M or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. C/M has agreed that during the term of the Purchase Agreement, neither C/M, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised C/M that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes C/M, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by C/M.

Our common stock is currently listed on Nasdaq under the symbol “BLNE”.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, of which 22,790,592 shares are outstanding as of October 17, 2025, and 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 8,425,102 shares of Series A are authorized and of which 6,425,102 shares are outstanding, 2,500,000 shares of Series B are authorized and of which 2,500,000 shares are outstanding, 255,474 shares of Series D are authorized and of which 0 shares are outstanding, 200,000 shares of Series E are authorized and of which shares 200,000 are outstanding, 70,000,000 shares of Series F are authorized and of which 2,800,967 shares are outstanding, 1,000,000 shares of Series F-1 are authorized and of which 20,872 shares are outstanding, and 15,000,000 shares of Series G are authorized and of which 975,884 shares are outstanding. Our common stock is traded on Nasdaq under the symbol “BLNE.”

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, Certificate of Designations, Preferences, and Rights of the Series A Convertible Redeemable Preferred Stock (“Series A”), Series B Convertible Preferred Stock (“Series B”), Series C Convertible Preferred Stock (“Series C”), Series D Convertible Preferred Stock (“Series D”), Series E Convertible Preferred Stock (“Series E”), Series F Convertible Preferred Stock (“Series F”), Series F-1 Convertible Preferred Stock (“Series F-1”), and Series G, as applicable, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our common stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of common stock have no pre-emptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Under the Nevada Revised Statutes, two-thirds of the voting power is required to remove a director; directors are elected by a plurality of the quorum in attendance in person or by proxy.

Series A

Each share of Series A has a stated value of $0.50. Beginning on the initial issuance date of the Series A, the holder may convert up to $1,000,000 in stated value of Series A (the “Special Conversion Amount”) at a conversion price of $1.75, subject to adjustment as provided therein and subject to beneficial ownership limitations. The conversion price is subject to customary adjustments including for reverse stock splits, forward stock splits, and similar corporate events, and is also subject to price protection adjustment in connection with subsequent sales or issuances of securities at a per-share price that is lower than the conversion price, subject to certain exceptions and limitations.

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Beginning on the issuance date of the Series A (July 23, 2025) and for a period of one-year thereafter, the Company has the right to redeem the shares of Series A, other than the Special Conversion Amount, at a redemption price of $2.00 per underlying share of common stock (based on the $1.75 per share conversion price, subject to adjustment). At the end of the one-year redemption period, all remaining shares of Series A (in addition to the Special Conversion Amount) will become convertible at the option of the holder.

Each share of Series A is convertible into common stock by a conversion ratio equal to the stated value of the Series A share divided by the Series A conversion price. The Series A is entitled to vote with the Company’s common stock on an as-converted basis, subject to the 4.99% beneficial ownership limitation.

Series B

Each share of Series B has a stated value of $1.00, and the entire series of stock has a liquidation preference of $2,500,000. The Series B is convertible into shares of the Company’s common stock at $620.00 per share. The holder of Series B has voting rights on an as-converted basis. The Series B accrues dividends at a rate of 6% per annum, payable annually on the last day of December of each year. In 2024, it was paid earlier in common stock. Dividends shall accrue from day-to-day, whether or not declared, and shall be cumulative. Dividends are payable at the Company’s option either in cash or “in kind” in shares of common stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000. For “in-kind” dividends, holders will receive that number of shares of common stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) the volume weighted average price of the common stock (“VWAP”) for the 90 trading days immediately preceding a dividend date. each of the Series B has a liquidation preference equal to the stated value and is senior to all other equity securities. The Series B conversion price is subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

Series D

Each share of Series D has a stated value of $10.00. The Series D is non-voting. In the event that Beeline declares a dividend payable in cash or stock to holders of any class of Beeline’s stock (including the Series B), the holder of a share of Series D will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Beeline, the holders of Series D will share in the distribution of Beeline’s net assets on an as-converted basis equally with the Series E, subordinate only to the senior position of the Series B. Each share of Series D is convertible into common stock by a conversion ratio equal to the stated value of the Series D share divided by the Series D conversion price. The Series D conversion price is $18.00 per share of common stock.

Series E

Each share of Series E has a stated value of $10.00 and is convertible into shares of the Company’s common stock at an initial conversion price of $20.00, subject to an automatic adjustment on October 31, 2025 as described below. The Series E is non-voting. In the event that Beeline declares a dividend payable in cash or stock to holders of any class of Beeline’s stock (including the Series B), the holder of a share of Series E will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Beeline, the holders of Series E will share in the distribution of Beeline’s net assets on an as-converted basis together with the holders of the Series D, subordinate only to the senior position of the Series B.

Commencing 390 days after October 7, 2024, or October 31, 2025 (the “Measurement Date”), each share of Series E will be convertible into common stock by a conversion ratio equal to the stated value of the Series E share divided by the Series E conversion price. The Series E conversion price on and after the Measurement Date will equal the average of the VWAP for the five trading days immediately preceding the Measurement Date, subject to a floor price of $2.50 per share. The Series E conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events. The number of shares of common stock into which a holder may convert Series E is limited by a beneficial ownership limitation of 9.99%.

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Series F

Each share of Series F has a stated value of $0.50. The Series F was issued to the former Beeline Financial stockholders in the Merger. In the event of a liquidation of Beeline, the holders of Series F will share in the distribution of Beeline’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

Each share of Series F is convertible into common stock by a conversion ratio equal to the stated value of the Series F share divided by the Series F conversion price. The initial Series F conversion price is $5.00 per share (or on a one-to-one share basis), subject to adjustment as provided therein including a floor price of 20% of the Nasdaq Minimum Price. The Series F has voting rights on an as-converted basis. The Series F conversion price and floor price are subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of common stock into which a holder may convert Series F will be limited by a beneficial ownership limitation of 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company which presently only applies to Beeline’s Chief Executive Officer. The number of shares of common stock issuable upon conversion of the Series F is also subject to adjustment as described below under “Series F and Series F-1 Special Adjustment Feature.”

Series F-1

The Series F-1 was issued to former Beeline Financial stockholders in the Merger. The Series F-1 was designed to be equivalent to our common stock. Because of our limited authorized capital at the time of issuance, we elected to use the Series F-1. The Series F-1 is convertible into common stock by dividing the stated value ($0.50 per share) by the conversion price ($5.00 per share). As a result, upon conversion each share of Series F-1 converts into common stock on a one-on-one basis. The Series F-1 has voting rights on an as-converted basis. The number of shares of common stock into which a holder may convert Series F-1 will be limited by a 4.99% beneficial ownership limitation. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company In the event of a liquidation of Beeline, the holders of Series F-1 will share in the distribution of Beeline’s net assets on an as-converted basis, subordinate only to the senior position of the Series B, Series D and Series E.

Series F and F-1 Special Adjustment Feature

The Series F and Series F-1 were, as of October 7, 2024, equal to 82.5% of common stock outstanding on a fully diluted basis (the “Stated Percentage”). In addition, with respect to each of the Series F and Series F-1, if during the two years ending October 7, 2026 the sum of (i) the shares of common stock outstanding on October 7, 2024, plus (ii) shares issuable on conversion of Series B, Series C, Series D and Series E, plus (iii) shares issuable on conversion of securities issued in the initial financing of the post-Merger company of at least $1.5 million and less than $3.25 million, (iv) plus shares issued to settle pre-existing liabilities (collectively, the “Measuring Shares”) exceeds 1,484,849 (the “Maximum Amount”), then the Series F and Series F-1 conversion rates will be adjusted to maintain the Stated Percentage of the shares of common stock issuable upon conversion of the Series F and Series F-1 relative to the Measuring Shares, subject to a cap of 70 million shares of common stock. Likewise, if the number of Measuring Shares on October 7, 2025, is less than 1,484,849, then the Series F and Series F-1 conversion rates will be adjusted to retain the Stated Percentage of shares issuable on conversion of the Series F and Series F-1 relative to Measuring Shares of 82.5%. All adjustments are subject to a floor price equal to 20% of the Minimum Price as defined in the Nasdaq Rules as long as the common stock trades on Nasdaq.

In connection with the adjustment provisions described above for a period of one year from the issuance date, 10% of the shares of common stock underlying the Series F and Series F-1 are subject to lock-up restrictions, and potential reduction in the underlying shares of common stock to the extent the Measuring Shares are less than the Maximum Amount, which if applicable will apply on a pro rata basis as to the holders thereof so as to preserve the Stated Percentage.

If our common stock is de-listed from Nasdaq, the various stockholder approvals will not be required for conversion and exercise, except for the increase in authorized common stock.

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Series G

Each share of Series G has a stated value of $0.51. In the event of a liquidation of Beeline, the holders of Series G will share in the distribution of Beeline’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

Following stockholder approval of the full conversion of the Series G at the Company’s annual stockholders meeting on October 2, 2025, each share of Series G is convertible into common stock by a conversion ratio equal to the stated value of the Series G share divided by the Series G conversion price. Presently 975,884 shares of Series G are convertible as the result of a prior approval by our stockholders. The initial Series G conversion price was $5.10 per share, and the current conversion price as a result of price protection adjustments is $1.67. The Series G conversion price is subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of common stock into which a holder may convert Series G will be limited by a 4.99% beneficial ownership limitation.

On June 16, 2025, the Company sold shares of common stock at $0.66 per share, which was less than the exercise price of the Warrants, issued in connection with the sale of Series G, initially sold at $6.50, resulting in the reduction of the exercise price of the warrants to $0.66 per share and common shares issuable upon exercise of a total of 6,044,174 under the full price protection adjustment of the Warrants.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 incorporated by reference in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A and M&K CPAs, PLLC., respectively, independent registered public accounting firms, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website and through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. You may access the registration statement, of which this prospectus is a part, at the SEC’s website.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, www.makeabeeline.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on with the SEC on May 20, 2025, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed on with the SEC on August 14, 2025; and
●	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 15, 2025, April 16, 2025, April 30, 2025, May 1, 2025, May 9, 2025, May 15, 2025, May 27, 2025, June 3, 2025, June 6, 2025, June 16, 2025, June 25, 2025, July 1, 2025, July 29, 2025 (Items 1.01, 3.02, 7.01 and 9.01), July 29, 2025 (Items 3.02, 8.01 and 9.01), July 29, 2025 (Items 3.02, 5.03 and 9.01), August 7, 2025, October 6, 2025 and October 8, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);
●	Our Definitive Proxy Statements on Form DEF 14A filed with the SEC on February 5, 2025 and August 18, 2025; and
●	The description of our common stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

Telephone number: (888) 810-5760

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PROSPECTUS

Beeline Holdings, Inc.

Offering of 5,000,000 Shares of Common Stock

________ ___, 2025

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

SEC registration fee	$2,358.06
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Transfer agent fees	$3,000
Miscellaneous	$4,000
Total	$34,358.06

Indemnification of Directors and Officers

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation, as amended (the “Articles”), and our Amended and Restated Bylaws, as amended, against certain liabilities.

Pursuant to our Articles, we are required to indemnify to the fullest extent permitted under Nevada law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company against any and all loss, liability, and expenses, including attorneys’ fees, costs, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit, or proceeding. The right to indemnification is not exclusive of any other right that such directors or officers may have or later acquire. Further, the right to indemnification is a contract right which may be enforced in any manner desired by the officer or director. Our Articles further provide that our Board may adopt Bylaws to provide the fullest indemnification permitted by Nevada law and may cause us to purchase and maintain insurance for any person who is or was an officer or director of the Company or another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against liability asserted and incurred arising from such status, regardless of whether the Company would have the power to indemnify such person.

Our Bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Nevada, each person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (an “Agent”). Such indemnification shall be against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent shall, in and of itself, create a presumption such person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had reasonable cause to believe their conduct was unlawful. Notwithstanding the foregoing, the Company is required to indemnify any such person seeking indemnity in connection with an action, suit, or proceeding, whether civil, criminal, administrative, or investigative, initiated by such person only if such action, suit or proceeding was authorized by the Board or if such indemnification was authorized by an agreement approved by the Board.

II-1

The Company is further required to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason such person is or was an Agent against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed was in the Company’s best interests. However, no indemnification shall be made for any claim, issue, or matter to which such person was adjudged to be liable to the Company by a court of competent jurisdiction after exhaustion of all appeals, unless that court determines such person is fairly and reasonably entitled to indemnity for the expenses the court deems proper despite the adjudication of liability.

Our Bylaws provide that any indemnification shall only be made by the Company as authorized in the specific case upon a determination that indemnification is proper by (i) the Board, by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Company.

The Company shall pay all expenses incurred by an Agent in defending any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) before the final disposition of such proceeding, provided the Agent undertakes to repay such amount if it is determined the Agent is not entitled to indemnification. No advance shall be permitted if (i) the Board, by a majority vote of a quorum of disinterred directors; or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, reasonably and promptly determines that, based on the facts known to the Board or counsel at the time the determination is made, the Agent acted in bad faith and in a manner the Agent did not believe to be in or not oppose to the best interests of the Company, or, with respect to a criminal proceeding, that the Agent believed or had reasonable cause to believe their conduct was unlawful.

The Company is required to promptly, and in any event within 90 days upon written request of the Agent, make the indemnification or advance, unless it is determined that the Agent is not entitled to the indemnification or advance in the manner described above. The Agent’s right to indemnification is enforceable in any court of competent jurisdiction, if the Board or independent legal counsel denies such claim in whole or in part, or if no disposition of the claim is made within 90 days. The Agent’s expenses incurred in successfully establishing their right to indemnification in, or in defending on the merits or otherwise against, any such action, suit or proceeding shall also be indemnified by the Company.

Our Bylaws further provide that the indemnification and advancement rights provided therein are not exclusive of any other right to indemnification or advancement the Agent may be entitled to otherwise. Upon Board resolution, the Company is permitted to purchase and maintain insurance on any person who was or is an Agent against liability asserted and incurred by such Agent in any such capacity.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-2

Section 78.751 of the NRS requires every corporation to indemnify a director, officer, employee, or agent to the extent such person is successful in the defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) any claim, issue, or matter therein, against expenses actually and reasonably incurred in connection with defending the action, including attorneys’ fees.

Under the NRS, discretionary indemnification pursuant to Section 78.7502, unless ordered by the court or advanced pursuant to Section 78.751(2), may be made by the corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. Such determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained or a quorum consisting of directors who were not parties to the action, suit, or proceeding so order, by independent legal counsel in a written opinion.

Section 78.751 of the NRS further provides that the indemnification pursuant to Sections 78.751 and 78.7502 and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

We maintain a liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of all securities that we have sold during the last three years without registration under the Securities Act.

On March 21, 2022, the Company entered into a Secured Line of Credit Promissory Note with TQLA, LLC, a California limited liability company, pursuant to which TQLA loaned $2,000,000 to the Company on that same date. Pursuant to the Note, the Company issued to TQLA a Warrant that allows its holder, prior to March 21, 2027, to purchase the Company’s Common Stock for $1.20 per share with the maximum purchase price equaling the aggregate amount borrowed under the Note. The issuance of the securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 29, 2023, the Company entered into a Debt Satisfaction Agreement (the “DSA”) with The B.A.D. Company, LLC (the “SPV”) and four institutional investors. The SPV was a special purpose vehicle whose equity was owned by the four institutional investors. shared 50% by Bigger and District 2 and 50% by Aegis and LDI. Pursuant to the DSA, the Company issued to the SPV 29,672 shares of the Company’s common stock and 200,000 shares of its Series C. In exchange for that equity, the Company’s debts to the members of the SPV were reduced by a total of $6,510,000. The issuance of the securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On May 16, 2024, the Company entered into a Loan Agreement with three of the members of the SPV. Pursuant to the Loan Agreement, the three members loaned the Company and received promissory notes in the aggregate principal amount of $1,100,000 (the “2024 Secured Notes”). With the 2024 Secured Notes, the Company issued five-year Warrants to purchase a total of 119,604 shares of the Company’s Common Stock for $50.00 per share. The 2024 Secured Notes and Warrants were sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

II-3

On October 7, 2024 the Company issued a total of 255,474 shares of Series D to two institutional investors, who in turn released the Company from liability for $2,554,746 of unsecured debt. The Series D was sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On October 7, 2024 the Company issued a total of 200,000 shares of Series E Preferred Stock to two institutional investors, who in turn released the Company from liability for $2,000,000 of unsecured debt. The Series E Preferred Stock was issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) thereunder.

On October 7, 2024, Beeline Financial Holdings Inc. stockholders received a total of 69,482,229 shares of the Company’s Series F Preferred Stock and a total of 517,775 shares of the Company’s Series F-1 Preferred Stock. The securities were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On November 14, 2024, the Company sold $1,938,000 in aggregate principal amount of Senior Secured Notes (the “November Notes”) and Warrants to purchase a total of 36,360 shares of Common Stock for total gross proceeds of $1,615,000.

The Warrants have a term of five years from issuance and are exercisable at an exercise price of $5.00 per share (of which $4.99 per share was pre-funded by each Investor). The Warrants will be exercisable beginning upon stockholder approval of the issuance of the Common Stock issuable upon exercise of such Warrants in accordance with the rules of the Nasdaq Capital Market and an increase in the authorized Common Stock of the Company.

Also on November 14, 2024, the Company also entered into a side letter with an investor which permitted one investor (which with an affiliate invested $448,333.33) to exchange that amount of stated value of shares of the Series F for a $448,333.33 120-day Senior Secured Note to another affiliate of the investor, with substantially identical terms to the Notes issued therein, except it is subordinated with respect to its security interest. The Company also entered into side letters with two purchasers of the November Notes and issued such investors a number of shares of Series F equal to 50% of their investment amount, or $125,000 each, using the stated value of the Series F, which is $0.50 per share, to determine the number of shares of Series F.

All of the securities issued and sold on November 14, 2024, were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On November 22 and November 25, 2024 the Company sold Warrants to purchase a total of 34,314 shares of Common Stock as part of units at a purchase price of $5.00 for each unit consisting of 1,000 shares of Common Stock and a Warrant to purchase 500 shares. The Warrants were offered and sold pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

From November 26, 2024 to March 24, 2025, the Company sold 11,990,195 shares of Series G and five-year Warrants to purchase a total of 545,078 shares of Common Stock for total gross proceeds of $5,559,752. The sale was made pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On December 31, 2024, the Company issued to Joseph Gunnar & Co., LLC 250,000 shares of Series G as consideration for the waiver and release of certain contractual rights under which the Company also paid $100,000 and provided registration rights with respect to the shares of common stock issuable upon conversion of the Series G. The transaction was made pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. On July 10, 2025, the Company issued 25,000 warrants as consideration for the waiver and release of certain contractual rights.

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On December 31, 2024 the Company entered into a Common Stock Purchase Agreement and related Registration Rights Agreement (collectively, the “ELOC Agreement”) with C/M Capital Master Fund LP (“C/M”) pursuant to which the Company agreed to sell, and C/M agreed to purchase, up to $35 million of the Company’s common stock, subject to a sale limit of 19.99% of the outstanding shares of the Company’s common stock prior to shareholder approval in accordance with Nasdaq rules. In connection with entering into the ELOC Agreement, the Company agreed to issue C/M shares of Series G or another series of convertible preferred stock having a value of $525,000. The Company and C/M also entered into a side letter agreement pursuant to which the parties agreed to certain future changes to the ELOC Agreement as may be requested based on the Company and its counsel’s review of the ELOC Agreement and as are reasonably acceptable to C/M. The ability of C/M to convert the underlying common stock or comply with the terms of the ELOC Agreement is subject to receiving shareholder approval as required by the rules of Nasdaq. The transaction is being made pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On January 21, 2025, the Company issued a consultant 264,796 shares of Series G as payment for past services, and may issue the consultant $10,000 per month of Series G or Common Stock (subject to shareholder approval) in lieu of cash payments. The transaction was exempt from registration Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

On February 17, 2025, Mr. Nicholas Liuzza, Jr., the principal shareholder of the Company and Chief Executive Officer of the Company’s wholly-owned subsidiary, Beeline Financial Holdings, Inc. increased his ownership of the Company’s securities by converting a $700,000 bridge loan into $700,000 of units comprised of 1,372,549 shares of Series G and five-year Warrants to purchase a total of 68,628 shares. The offers and sales of the units were exempt from registration Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

In transactions from March 10 through July 23, 2025, the Company sold and issued a total of 5,694,515 shares of common stock for an aggregate purchase price of $7,500,000 to C/M under the initial Purchase Agreement dated March 7, 2025. The offers and sales under the ELOC Agreement are exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

On April 25, 2025, the Board of Directors approved a grant of 10,000 shares of the Company’s common stock to of Geoffrey Gwin, the Company’s former Chief Executive Officer and the current President of Bridgetown Spirits Corp., the Company’s subsidiary. The grant was made in connection with Mr. Gwin’s resignation from the role of Chief Executive Officer on March 7, 2025, and an Amendment to his Executive Employment Agreement, which was entered into on October 7, 2024. The transaction was exempt from registration Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder. In addition, on October 15, 2024, the Company issued 18,000 shares of common stock to Mr. Gwin at $5.00 per share in satisfaction of a bonus obligation and issued 40,000 shares of common stock. The grants did not involve a sale as defined by the Securities Act of 1933.

On May 28, 2025, the Company issued Mr. Liuzza, Jr., a subordinated demand promissory note of $372,241. The subordinated promissory note included $250,000 lent to the Company by an unaffiliated third party which sum Mr. Liuzza personally paid on behalf of the Company. The subordinated promissory note bears interest at a rate of 8% per annum. As of September 4, 2025, all principal and interest had been paid in full. The sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

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On July 25, 2025, the Company entered into a DSA with Bridgetown Spirits Corp. (“Spirits”), the Company’s 53%-owned subsidiary and three individuals (the “Buyers”) including Geoffrey Gwin, the President of Spirits, pursuant to which the Company transferred to the Buyers all 530,000 shares of Spirits common stock held by the Company, representing 53% of the outstanding Spirits common stock, in exchange for the satisfaction of outstanding amounts payable by the Company to the Buyer totaling $367,404 and released from Spirits and the Buyers relating thereto. The Company also released Spirits from certain obligations and liabilities in connection with the transaction. As a result of the foregoing, Spirits is no longer a subsidiary of the Company. In connection with the DSA, the Company loaned Spirits $75,000, in exchange for which Spirits executed and delivered to the Company a Senior Secured Original Issue Discount Promissory Note and Security Agreement (the “Note”) in the principal amount of $100,000, reflecting an original issue discount of $25,000. The Note is payable as follows: (i) $50,000 is payable on April 24, 2026, and the remaining $50,000 is payable on July 25, 2026. The obligations of Spirits evidenced by the Note are secured by the assets of Spirits pursuant to the Note. To the extent that such transactions were deemed to be unregistered, they were exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

On July 23, 2025, the Company entered into an agreement with a holder of and effected the exchange of 8,356,151 shares of Series F Convertible Preferred Stock and 68,951 shares of Series F-1 Convertible Preferred Stock of the Company in exchange for the issuance to the holder of 8,425,102 shares of a newly designated Series A Convertible Redeemable Preferred Stock. The exchange was exempt from registration under Section 3(a)(9) of the Securities Act of 1933 as an exchange of securities of the Company for which there was no other commission or remuneration other than the securities so exchanged.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed/ Furnished Herewith	Form	Exhibit No.	Filing Date
1.1	At-The-Market Offering Agreement, dated April 30, 2025, by and between Beeline Holdings, Inc. and Ladenburg Thalmann & Co., Inc.		8-K	1.1	5/1/25
3.1	Amended and Restated Articles of Incorporation of the Company		S-1	3.1	11/14/11
3.2	Articles of Merger		8-K	3.1	11/19/14
3.3	Certificate of Change		8-K	3.1	10/6/16
3.4	Certificate of Change		8-K	3.1	6/14/17
3.5	Certificate of Amendment of Articles of Incorporation		8-K	3.1	8/31/21
3.6	Certificate of Amendment to Designations of Series B Preferred Stock		8-K	3.2	10/25/21
3.7	Certificate of Change		8-K	3.a	5/9/23
3.8	Certificate of Designations of the Series C Convertible Preferred Stock		8-K	3.a	9/29/23
3.9	Certificate of Amendment of Articles of Incorporation		8-K	3-a	1/4/24
3.10	Certificate of Designations of the Series D Convertible Preferred Stock		8-K	3-a	10/7/24
3.11	Certificate of Designations of the Series E Preferred Stock		8-K	3-b	10/7/24
3.12	Certificate of Designations of the Series F Convertible Preferred Stock		8-K	3-c	10/7/24
3.12(a)	Certificate of Correction - Series F Convertible Preferred Stock		8-K	3(b)	12/3/24
3.13	Certificate of Designations of the Series F-1 Convertible Preferred Stock		8-K	3-d	10/7/24
3.13(a)	Certificate of Correction - Series F-1 Convertible Preferred Stock		8-K	3(c)	12/3/24
3.14	Certificate of Designation of Series G Convertible Preferred Stock		8-K	3(a)(1)	12/3/24
3.14(a)	Certificate of Correction - Series G Convertible Preferred Stock		8-K	3(a)(2)	12/3/24
3.14(b)	Certificate of Amendment to Series G, filed on January 21, 2025		8-K	3(a)(3)	1/21/25
3.14(c)	Certificate of Amendment to the Series G Certificate of Designations		8-K	3(a)(3)	3/5/25
3.14(d)	Second Certificate of Amendment of Series G Preferred Stock		8-K	3.1	4/30/25
3.15	Certificate of Amendment of Articles of Incorporation		8-K	3.1	1/30/25
3.16	Certificate of Amendment to the Amended and Restated Articles of Incorporation		8-K	3.1	3/13/25
3.17	Certificate of Designations, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock		8-K	4.1	7/29/25
3.18	Second Amended and Restated Bylaws as adopted on August 14, 2024		8-K	10-a	8/16/24
3.18(a)	Amendment to Second Amended and Restated Bylaws		8-K	3(a)(3)	2/21/25
4.1	Form of Pre-Funded Warrant		8-K	4.1	9/10/24
4.2	Form of Warrant		8-K	4.1	11/26/24
4.3	Form of Warrant		8-K	4(a)	12/3/24
5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.

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10.1	Eastside Distilling, Inc. 2016 Equity Incentive Plan	S-8	99.1	2/28/19
10.2	Debt Satisfaction Agreement dated September 29, 2023 among Eastside Distilling, Inc., The B.A.D. Company, LLC, Aegis Security Insurance Company, Bigger Capital Fund, LP, District 2 Capital Fund, LP, LDI Investments, LLC and TQLA, LLC	8-K	10-a	9/29/23
10.3	Loan Agreement dated May 15, 2024 among Eastside Distilling, Inc., The B.A.D. Company, LLC, Aegis Security Insurance Company, Bigger Capital Fund, LP, District 2 Capital Fund, LP and LDI Investments, LLC	8-K	10-a	5/21/24
10.4	Executive Employment Agreement dated July 3, 2024 between Eastside Distilling, Inc. and Geoffrey Gwin	8-K	10-a	7/10/24
10.5	Agreement and Plan of Merger and Reorganization by and among Eastside Distilling, Inc., East Acquisition Sub, Inc. and Beeline Financial Holdings, Inc. dated September 4, 2024	8-K	10-a	9/5/24
10.6	Debt Exchange Agreement dated September 4, 2024 among Eastside Distilling, Inc., Craft Canning & Bottling, LLC, Aegis Security Insurance Company, Bigger Capital Fund, LP, District 2 Capital Fund, LP LDI Investments, LLC William Esping, WPE Kids Partners and Robert Grammen	8-K	10-b	9/5/24
10.7	Form of Securities Purchase Agreement	8-K	10.1	9/10/24
10.8	Placement Agent Agreement between Eastside Distilling, Inc. and Joseph Gunnar & Co., LLC	8-K	10.2	9/10/24
10.9	First Amended and Restated Debt Exchange Agreement dated October 3, 2024 among Eastside Distilling, Inc., Craft Canning & Bottling, LLC, Aegis Security Insurance Company, Bigger Capital Fund, LP, District 2 Capital Fund, LP LDI Investments, LLC William Esping, WPE Kids Partners and Robert Grammen	8-K	10-a	10/7/24
10.10	Agreement and Plan of Merger and Reorganization by and among Eastside Distilling, Inc., East Acquisition Sub, Inc. and Beeline Financial Holdings, Inc.	8-K	10-b	10/7/24
10.11	First Amendment Agreement and Plan of Merger and Reorganization by and among Eastside Distilling, Inc., East Acquisition Sub, Inc. and Beeline Financial Holdings, Inc. dated October 7, 2024	8-K	10-c	10/7/24
10.12	Amendment No. 1 dated October 7, 2024 to Executive Employment Agreement dated July 3, 2024 between Eastside Distilling, Inc. and Geoffrey Gwin	8-K	10-d	10/7/24
10.13	Form of Securities Purchase Agreement dated November 13, 2024+	8-K	10.1	11/15/24
10.14	Form of Senior Secured Note dated November 14, 2024+	8-K	10.2	11/15/24
10.15	Form of Prepaid Warrant to Purchase Common Stock dated November 14, 2024+	8-K	10.3	11/15/24
10.16	Form of Registration Rights Agreement dated November 14, 2024+	8-K	10.4	11/15/24
10.17	Form of Shareholder Pledge Agreement dated November 14, 2024+	8-K	10.5	11/15/24
10.18	Form of Security and Pledge Agreement dated November 14, 2024+	8-K	10.6	11/15/24

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10.19	Form of Guaranty dated November 14, 2024+	8-K	10.7	11/15/24
10.20	Form of Side Letter #1 dated November 14, 2024+	8-K	10.8	11/15/24
10.21	Form of Side Letter #2 dated November 14, 2024+	8-K	10.9	11/15/24
10.22	Form of Side Letter #3 dated November 14, 2024+	8-K	10.10	11/15/24
10.23	Form of Placement Agency Agreement dated November 14, 2024+	8-K	10.11	11/15/24
10.24	Form of Securities Purchase Agreement+	8-K	10(a)	12/3/24
10.25	Form of Registration Rights Agreement+	8-K	10(b)	12/3/24
10.26	Termination Agreement	8-K	10(c)	1/3/25
10.27	Common Stock Purchase Agreement	S-1/A	10.23	1/3/25
10.28	Registration Rights Agreement	S-1/A	10.24	1/3/25
10.29	ELOC Side Letter	S-1/A	10.25	1/3/25
10.30	Settlement, Waiver and Release Agreement	S-1/A	10.26	1/3/25
10.31	2025 Equity Incentive Plan dated February 10, 2025#	8-K	10.1	2/14/25
10.32	Amended and Restated Common Stock Purchase Agreement for ELOC	8-K	10.1	3/10/25
10.33	Amended and Restated Registration Rights Agreement for ELOC	8-K	10.2	3/10/25
10.34	Letter Agreement for Amendment of Liuzza Warrants	8-K	10.1	4/30/25
10.35	Debt Satisfaction Agreement dated July 25, 2025	8-K	10.1	7/29/25
10.36	Senior Secured Original Issue Discount Promissory Note and Security Agreement dated July 25, 2025	8-K	10.2	7/29/25
10.37	Form of Restricted Stock Agreement	8-K	10.1	10/8/25
10.38	Form of Restricted Stock Unit Agreement	8-K	10.2	10/8/25
10.39	Form of Option Agreement	8-K	10.3	10/8/25
10.40	Letter Agreement dated September 8, 2025
16.1	Letter from M&K CPAS, PLLC	8-K	16	12/5/24
21.1	List of Subsidiaries	S-1	21.1	12/13/24
23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (Included in Exhibit 5.1)
23.2	Consent of Salberg & CO, P.A.
23.3	Consent of M&K CPAs, PLLC
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase
107	Filing Fee Table

+	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC Staff upon request.
#	Indicates management compensatory plan, contract or agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Providence, Rhode Island on October 21, 2025.

Beeline Holdings, Inc.

By:	/s/ Nicholas R. Liuzza, Jr.
Nicholas R. Liuzza, Jr.
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas R. Liuzza, Jr.	Chief Executive Officer, Chairman of the Board and Director	October 21, 2025
Nicholas R. Liuzza, Jr.

/s/ Christopher Moe	Chief Financial Officer	October 21, 2025
Christopher Moe	(Principal financial officer)

/s/ Tiffany Milton	Chief Accounting Officer	October 21, 2025
Tiffany Milton	(Principal accounting officer)

/s/ Joseph Caltabiano	Director	October 21, 2025
Joseph Caltabiano

/s/ Eric Finnsson	Director	October 21, 2025
Eric Finnsson

/s/ Joseph Freedman	Director	October 21, 2025
Joseph Freedman

/s/ Stephen Romano	Director	October 21, 2025
Stephen Romano

/s/ Francis Knuettel, II	Director	October 21, 2025
Francis Knuettel, II

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